Exhibit 10.1

Resignation and Release Agreement

This resignation and release agreement (this “Agreement”) is made and entered into effective as of July 22, 2022 (“Effective Date”), by and between Lottery.com Inc. (“LTRY”), for the benefit of LTRY and any of its direct and indirect subsidiaries and affiliates, including, without limitation, AutoLotto, Inc. (collectively, the “Company”) and Lawrence Anthony DiMatteo III (“DiMatteo”) and sets forth the terms under which the Company retains DiMatteo as a consultant following the separation of his employment from the Company. This Agreement is binding upon the parties.

1.	Recitals:

DiMatteo is a co-founder and the Chief Executive Officer (“CEO”) of the Company, and DiMatteo and the Company are party to an employment agreement dated February 21, 2021 (the “Employment Agreement”).

DiMatteo has determined that it is in the best interest of the Company and himself to step down as CEO.

DiMatteo has certain institutional knowledge that may be important to the operation of the Company and the ongoing and any additional or future investigation by or related to the Company.

The Company has determined that it is in the best interest of the Company to enter into a consulting arrangement with DiMatteo.

2.	Separation Date:	DiMatteo hereby resigns from his position as Chief Executive Officer of the Company, effective July 22, 2022 (the “Separation Date”).

3.	New Role (Title):	During the Consulting Period (defined below), DiMatteo will serve as Senior Advisor to LTRY’s Board of Directors (the “Board”).

4.	Consultant Status:	DiMatteo is an independent contractor and neither DiMatteo nor any of his agents or other representatives shall be deemed or construed to be an employee, agent, partner, joint venture, or representative of, or in any other service relationship with, the Company. No agency relationship is created or intended by this Agreement and DiMatteo has no authority to bind the Company to any agreement, promise, or undertaking or authority to enter into contracts or assume any obligations for or on behalf of the Company. Other than as set forth herein, the manner in which DiMatteo services are rendered shall be within DiMatteo’s sole control and discretion.

5.	Consulting Services:	DiMatteo shall (i) provide consulting and advisory services to the Board as requested; (ii) cooperate in any ongoing and any future investigation by or related to the Company; (iii) respond to inquiries from the Board or anyone in management including, without limitation, the Interim Chief Financial Officer, the Chief Legal Officer, the Compliance Officer, or any external advisor retained by or on behalf of the Company or any independent committee thereof, or any governmental or quasi-governmental agency with authority over the Company or the operations, undertakings or business of the Company in any jurisdiction; and (iv) serve as the director and/or officer of certain subsidiary or affiliated entities of the Company (collectively, the “Consulting Services”).

6.	Consulting Period:	The term of the consulting period will commence on July 22, 2022 and continue until terminated, at any time, by either party upon not less than ten (10) days’ prior notice to the other party (the “Consulting Period”), unless (i) the Company is directed by a governmental or quasi-governmental agency with authority over the Company or the operations, undertakings or business of the Company to terminate the Consulting Period on a shorter period of notice or (ii) termination of the Consulting Period is a condition of any transaction involving the Company.

7.	Time Commitment:	During the Consulting Period, DiMatteo agrees to be reasonably available to provide Consulting Services to the Company on an as-needed basis and will promptly respond to all inquiries received during regular business hours promptly and on the same day as receipt.

8.	Fee:	To the extent the Company has available funds after accounting for all other expenses and obligations, during the Consulting Period, DiMatteo will be paid a consulting fee of $1,000 per month (the “Fee”). DiMatteo shall submit an invoice to the Company within five (5) days of the end of each month in which Consulting Services were provided to the Company. Subject to the first sentence of this Section 8, invoices are payable by the Company net thirty (30) days of a correct receipt of each invoice.

9.	Prior Expenses:	Within thirty (30) days of the Separation Date, the Company shall reimburse DiMatteo for any business expenses incurred prior to the Separation Date to the extent (i) the Company has available funds after accounting for all other expenses and obligations and (ii) following review, the Company determines such expenses were incurred in compliance with the policies and procedures of the Company (including receipt of any required approvals).

10.	Benefits:

DiMatteo’s participation, and, if applicable, DiMatteo’s dependent(s)’ coverage, under all employee benefit plans sponsored by the Company or any of its affiliates shall end as of the Separation Date. DiMatteo shall receive separate written notification regarding DiMatteo’s right to continue coverage under the Company’s group healthcare plans after the Separation Date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

DiMatteo will not be otherwise entitled to participate in any of the employee benefit and/or welfare plans maintained by the Company.

11.	Taxes:	DiMatteo shall be responsible for all taxes attributable to DiMatteo arising from compensation and other amounts paid under this Agreement. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of DiMatteo. DiMatteo agrees to indemnify and hold harmless the Company for failure to so withhold or make such payments for which he is responsible.

12.	Prior Agreements:

Other than as set forth herein, the Employment Agreement is null and void in its entirety. DiMatteo hereby expressly waives all rights set forth therein. DiMatteo will not be entitled to severance payments or any other benefits set forth in the Employment Agreement.

The Non-Disclosure Agreement entered into by the parties, including, without limitation, the definition of Confidential Information, shall apply to this Agreement as if the provisions thereof were set forth herein, and the term of such Non-Disclosure Agreement shall be deemed by virtue of this Agreement to be extended to be concurrent with the Consulting Period.

13.	Indemnification:	DiMatteo will receive those indemnification rights as set forth in that certain Indemnification Agreement, dated October 29, 2021, which will continue in full force and effect, and as set forth in Section 13 of the Employment Agreement, which is incorporated by reference as if fully set forth herein.

14.	Release of Claims:	DiMatteo, for and on behalf of DiMatteo and DiMatteo’s heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly releases and forever discharges the Company, together with all of the Company’s past and present owners, parents, subsidiaries, and affiliates, together with each of their members, officers, directors, investors, partners, managers, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Company Releasee,” collectively referred to as the “Company Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which DiMatteo or DiMatteo’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date DiMatteo executes this Agreement including, but not limited to any such Claims (A) relating in any way to DiMatteo’s employment relationship with the Company or any other Company Releasee, and (B) arising under any federal, local or state statute or regulation that may be legally waived and released; (ii) arising out of or relating to the termination of DiMatteo’s employment with the Company; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Company Releasee and DiMatteo, including, without limitation, the Employment Agreement.

15.	Restrictive Covenants:	DiMatteo acknowledges and agrees that the covenants in Sections 5 - 9 of the Employment Agreement are incorporated by reference as if fully set forth herein, and the non-competition and non-solicitation covenants set forth in Sections 7 and 8 of the Employment Agreement shall apply during the Consulting Period and for a period of one (1) year thereafter.

16.	Governing Law:	This Agreement and the legal relations among the parties with respect to the Consulting Services shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

17.	Entire Agreement/ Modification:

This Agreement contains the entire agreement between the parties with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters, including the Employment Agreement, with the exception of the restrictive covenants from the Employment Agreement and the Non-Disclosure Agreement, which are incorporated by reference herein.

The terms of this Agreement shall not be amended, altered or waived by the parties without the prior written consent of each of the parties.

18.	Counterparts:	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Electronic/PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

AUTOLOTTO, INC.	CONSULTANT

By:	/s/ Kathryn Lever	By:	/s/ Lawrence Anthony DiMatteo III
Name:	Kathryn Lever	Name:	Lawrence Anthony DiMatteo III
Title:	Chief Legal Officer and Chief Operating Officer

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